Filed pursuant to Rule 424(b)(5)
Registration No. 333-111784

Prospectus Supplement

(To Prospectus dated January 21, 2004)

$50,000,000

8.00% Senior Notes due 2013

      We are offering for sale $50 million aggregate principal amount of our 8.00% Senior Notes due 2013, or the Notes. The Notes will mature on May 15, 2013. We will pay interest on the Notes on each May 15 and November 15 to holders of record on the immediately preceding May 1 and November 1. The first interest payment date for Notes issued under this prospectus supplement will be May 15, 2005. The Notes will be part of a series of notes issued initially on May 15, 2003 in the aggregate principal amount of $200 million. We subsequently issued additional notes of the same series on December 2, 2003 in the aggregate principal amount of $55 million. The Notes offered by this prospectus supplement will form a single class and series with those previously issued notes. The Notes will have the same CUSIP number as the previously issued notes and will trade interchangeably with the previously issued notes immediately upon settlement. Upon completion of this offering, $305 million of our 8.00% Senior Notes due 2013 will be outstanding. The Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

      We may redeem some or all of the Notes at any time on or after May 15, 2008 at a redemption price plus an applicable premium as discussed in this prospectus supplement under “Description of Notes—Redemption.” The Notes will not be subject to any mandatory sinking fund. In addition, until May 15, 2006, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement. The Notes will not be listed on a securities exchange.

       Investing in the Notes involves risks. See “Risk Factors” on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	Issuers

Per Note	107.15%	1.50%	105.65%
Total	$53,575,000	$803,625	$52,771,375

(1)	Plus accrued interest from November 15, 2004.

      Delivery of the Notes in book-entry form will be made on or about November 26, 2004, which will be the tenth business day following the date of pricing of the Notes (such settlement being herein referred to as “T+10”). If you wish to trade the Notes on the date of pricing or the next seven succeeding business days you will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus supplement is November 10, 2004.

      This document is in two parts. The first part is the prospectus supplement which describes our business and the terms of this offering. The second part is the base prospectus which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we refer to both this prospectus supplement and the accompanying base prospectus combined. If information varies between this prospectus supplement, the accompanying base prospectus or the documents we have incorporated by reference, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

      Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields available for purchase on adjustable and variable rate mortgage assets, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, our ability to obtain financing and the terms of any financing that we do obtain. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” on page S-4 of this prospectus supplement and page 8 of the accompanying prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC in the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. This material can also be obtained from the SEC’s internet web site at www.sec.gov. All reports, proxy statements and other information that we file with the New York Stock Exchange, or the “NYSE,” are also available at the offices of the NYSE (please call (212) 656-5060 for further information) or by visiting our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus supplement.

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SUMMARY

      This summary highlights information contained elsewhere in the accompanying prospectus or incorporated by reference into the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference into the accompanying prospectus, before making an investment decision. In this prospectus supplement, we refer to Thornburg Mortgage, Inc. and its subsidiaries, as “we,” “us,” or the “Company,” unless we specifically state otherwise or the context indicates otherwise.

The Company

Overview

      We commenced operations in 1993 and our common stock is listed on the New York Stock Exchange under the symbol “TMA.” We are a single-family residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage, or “ARM,” assets thereby providing capital to the single-family residential housing market. Our ARM assets are comprised of traditional ARM securities and loans, which have interest rates that reprice in a year or less, and hybrid ARM securities and loans, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM assets for their remaining terms to maturity. Like traditional banking organizations, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM assets and the cost of our borrowings. Our strategy is to maximize the long-term, sustainable difference between the yield on our investments and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

      While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We finance the purchases and originations of our ARM assets with equity capital, unsecured debt, collateralized debt obligations, or “CDOs,” short-term borrowings such as reverse repurchase agreements, asset-backed commercial paper, whole loan financing facilities, and other collateralized financings that we may establish with approved institutional lenders. We have a policy to operate with an Adjusted Equity-to-Assets ratio of at least 8% and we typically operate with a 9 to 10% Adjusted Equity-to-Assets Ratio. (Please see our most recently filed quarterly report for a description and calculation of this ratio.) Since all of the assets we hold are ARM assets and we generally pursue a matched funding strategy, we believe our exposure to changes in interest rates can be prudently managed. Moreover, we focus on acquiring primarily high quality assets to ensure our access to financing. Similarly, we maintain strict credit underwriting standards and have experienced cumulative credit losses of only $173,900 on our loan portfolio since we began acquiring loans in 1997. Our low cost operating structure has resulted in operating costs well below those of other mortgage originators. We believe that our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust, or “REIT,” and, therefore, pay substantially all of our earnings in the form of dividends to shareholders without paying federal or state income tax at the corporate level.

      We are an externally advised REIT and are managed under a management agreement, or the “Management Agreement,” with Thornburg Mortgage Advisory Corporation, or the “Manager,” which manages our operations, subject to the supervision of our Board of Directors.

      Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

      Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus supplement. We make available free of charge, through our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The Offering

Issuer	Thornburg Mortgage, Inc.

Securities Offered	$50 million principal amount of 8.00% Senior Notes due 2013.

Maturity	May 15, 2013.

Interest Rate	8.00% per year (calculated using a 360-day year).

Interest Payment Dates	Each May 15 and November 15, beginning on May 15, 2005. Interest on the Notes being offered by this prospectus supplement will accrue from November 15, 2004.

Ranking	The Notes will be part of a series of notes issued initially on May 15, 2003 in the aggregate principal amount of $200 million and subsequently issued on December 2, 2003 in the aggregate principal amount of $55 million and will form a single class and series with those previously issued notes. The Notes will have the same CUSIP number as the previously issued notes and will trade interchangeably with the previously issued notes immediately upon settlement. Upon completion of this offering, $305 million of our 8.00% Senior Notes due 2013 will be outstanding. The Notes are our senior unsecured obligations and will rank, to the extent we incur senior unsecured indebtedness in the future, pari passu to such indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. The Notes will be effectively subordinated to all of the debt of our subsidiaries. As of September 30, 2004, giving pro forma effect to the issuance of the Notes and the application of the net proceeds thereof, the aggregate amount of our consolidated outstanding indebtedness would have been approximately $24.7 billion and the aggregate amount of our outstanding subsidiary debt would have been approximately $3.5 billion.

Optional Redemption	The Notes are redeemable, in whole or in part, from May 15, 2008 until May 15, 2011, upon payment of their principal amount plus a declining premium, and at par thereafter until maturity. See “Description of Notes— Optional Redemption.”

Optional Redemption after Equity Offerings	At any time (which may be more than once) on or before May 15, 2006, we can choose to redeem up to a total of 35% of the aggregate principal amount of Notes we issue under the indenture for 108.0% of their face amount plus accrued interest with money that we raise in a qualified equity offering.

Change of Control Offer	If a change in control of our Company occurs, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their face amount.

Certain Indenture Provisions	We will issue the Notes under an indenture and supplemental indenture dated as of May 15, 2003 between us and Deutsche Bank Trust Company Americas, as trustee (the

“Indenture”). The Indenture contains covenants limiting our and/or our subsidiaries’ ability to:

• incur indebtedness;

• issue preferred stock of subsidiaries;

• pay dividends or make other distributions;

• repurchase equity interests or subordinated indebtedness;

• enter into transactions with affiliates;

• incur liens securing indebtedness; or

• allow subsidiaries to guarantee debt.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes— Certain Covenants.”

Use of Proceeds	We will use the net proceeds from the sale of the Notes for financing the acquisition or origination of additional assets and for working capital. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to purchase the Notes.

RISK FACTORS

      This section describes some, but not all, of the risks of acquiring Notes in this offering. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before acquiring Notes. In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in “Forward-Looking Statements.”

Risks Related To This Offering

We have other indebtedness.

      As of September 30, 2004, on a pro forma basis after giving effect to the issuance of the Notes and the use of proceeds as described in “Use of Proceeds,” our aggregate consolidated indebtedness would have been approximately $24.7 billion and our aggregate consolidated secured indebtedness would have been approximately $24.4 billion. We would not have had any aggregate consolidated subordinated indebtedness on a pro forma basis. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control.

The Notes will be unsecured and will be subordinate to all of our existing and future secured indebtedness, and structurally subordinated to subsidiary debt.

      All of our existing indebtedness, with the exception of the senior notes issued on May 15, 2003 and December 2, 2003, is secured by our assets. Creditors of our existing and future secured debt will have priority in right of payment over holders of the Notes with respect to our assets that secure such indebtedness. The Indenture provides limited restrictions on our ability to incur additional secured indebtedness.

      The Notes are not guaranteed by any of our subsidiaries. Our subsidiaries hold a portion of our assets. Our subsidiaries had approximately $3.5 billion of indebtedness outstanding at September 30, 2004. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. Therefore, liabilities of our subsidiaries will, in effect, be prior in right of payment to the Notes with regard to the assets of those subsidiaries. This can substantially reduce the portion of our consolidated assets which are available for payment of the Notes. Also, any agreements of our subsidiaries which prohibit or limit the subsidiaries’ payment of dividends will eliminate or reduce our access to cash flows of those subsidiaries to pay interest or principal with regard to the Notes.

Our ability to repurchase Notes upon a change of control may be limited.

      Upon a change of control, each holder of Notes will have the right to require us to repurchase such holder’s Notes. If there were a change of control, but we did not have sufficient funds to pay the repurchase price for all of the Notes which were tendered, that failure would constitute an event of default under the indenture. Therefore, a change of control at a time when we could not pay for Notes which were tendered as a result of the change of control could result in the holders of Notes receiving substantially less than the principal amount of the Notes.

As a REIT, we must distribute a portion of our income to our shareholders.

      We must distribute at least 90% of our taxable net income (excluding any capital gain) to our shareholders to maintain our REIT status. As a result, those earnings will not be available to pay principal on the Notes. In addition, the Indenture permits us to distribute up to 95% of our Adjusted Earnings (as defined under “Description of Notes—Certain Definitions”).

There is no active trading market for the Notes.

      We do not intend to list the Notes on any securities exchange or seek approval for quotations through any automated quotation system. Although $255 million of the Notes are outstanding, there is no established market for the Notes, and we do not anticipate that one will develop. For these reasons, we cannot guarantee:

•	the liquidity of any market that may develop for the Notes;

•	your ability to sell the Notes; or

•	the price at which you would be able to sell the Notes.

      Liquidity of any market for the Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

USE OF PROCEEDS

      We expect to receive approximately $52.7 million in net proceeds from the sale of Notes in this offering, after payment of offering expenses and underwriting discounts. We intend to use the net proceeds of this offering for financing the acquisition or origination of additional ARM assets and for working capital, which may include the repayment of maturing reverse repurchase agreements.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

Nine Months
	Ended	For the Years Ended December 31,
September 30,
	2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	1.39x	1.50x	1.49x	1.29x	1.12x	1.11x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.39x	1.48x	1.45x	1.25x	1.09x	1.08x

      The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2004 on an actual basis and on an as adjusted basis to give effect to the issuance of the Notes, and the application of the net proceeds of this offering as described under the section entitled “Use of Proceeds.”

	As of September 30, 2004

	(in thousands)
		As Adjusted for
	Actual	this Offering

Operating debt:
Reverse repurchase agreements	$15,093,315	$15,093,315
Asset-backed commercial paper	3,184,489	3,184,489
Whole loan financing facilities	297,470	297,470
CDOs(1)	5,801,776	5,801,776
Total operating debt	24,377,050	24,377,050

Senior Notes due 2013	251,400	304,071

Shareholders’ equity:
Common stock at par	871	871
Additional paid-in-capital and other	1,803,215	1,803,215
Accumulated other comprehensive loss	(155,881)	(155,881)
Total shareholders’ equity	1,648,205	1,648,205

Total capitalization	$26,276,655	$26,329,326

(1)	The CDOs are not subject to margin calls and are “Non-Marginable Indebtedness” as defined under “Description of Notes—Certain Definitions” on page S-33 of this prospectus supplement.

DESCRIPTION OF FINANCING ARRANGEMENTS

      We finance our purchased or securitized ARM assets using equity capital, unsecured debt, CDOs, short-term borrowings such as reverse repurchase agreements, asset-backed commercial paper, whole loan financing facilities and other collateralized financings that we may establish with approved institutional lenders. We have a policy to maintain an Adjusted Equity-to-Assets ratio of at least 8% and typically operate with a 9 to 10% Adjusted Equity-to-Assets Ratio. For purposes of applying this ratio, our Adjusted Equity-to-Assets ratio excludes accumulated other comprehensive income (loss) and assets financed with non-recourse debt and the related equity and includes senior unsecured debt as an addition to equity. This ratio may vary from time to time within the above stated range depending upon market conditions and other factors that our management deems relevant, but cannot fall below 8% without the approval of our Board of Directors. The following paragraphs summarize our current financing arrangements.

Reverse Repurchase Agreements

      We have arrangements to enter into reverse repurchase agreements, a form of collateralized short-term borrowing, with 24 different financial institutions, and as of September 30, 2004, had borrowed funds from 18 of these firms. Because we borrow money under these agreements based on the fair value of our ARM assets, and because changes in interest rates can negatively impact the valuation of ARM assets, our borrowing ability under these agreements could be limited and lenders could initiate margin calls in the event interest rates change or the value of our ARM assets declines for other reasons.

      As of September 30, 2004, we had $15.1 billion of reverse repurchase agreements outstanding with a weighted average borrowing rate of 1.89% and a weighted average remaining maturity of 2.7 months. As of December 31, 2003, we had $13.9 billion of reverse repurchase agreements outstanding with a weighted average borrowing rate of 1.25% and a weighted average remaining maturity of 4.9 months. As of September 30, 2004, $13.2 billion of our borrowings were variable-rate term reverse repurchase agreements with original maturities that range from two months to twenty-five months. The interest rates of these term reverse repurchase agreements are indexed to either the one-month or three-month LIBOR rate and reprice accordingly. ARM assets with a carrying value of $12.2 billion, including accrued interest, collateralized the reverse repurchase agreements at September 30, 2004. The Company held cash collateral from reverse repurchase agreement counterparties totaling $12.2 million at September 30, 2004.

      At September 30, 2004, the reverse repurchase agreements had the following remaining maturities:

September 30, 2004

(in thousands)
Within 30 days	$4,496,889
31 to 89 days	6,771,524
90 to 365 days	3,824,902

$15,093,315

Asset-backed Commercial Paper Facility

      On June 30, 2004, we established a new $5 billion asset-backed commercial paper facility, which provides an alternative way to finance our high quality ARM securities portfolio. Through a wholly owned bankruptcy-remote special purpose subsidiary, we issue asset-backed commercial paper to investors in the form of secured liquidity notes that are recorded as borrowings on our Consolidated Balance Sheets and are rated P-1 by Moody’s Investors Services and F1+ by Fitch Ratings. As of September 30, 2004, we had $3.2 billion of asset-backed commercial paper outstanding with a weighted average interest rate of 1.85% and a weighted average remaining maturity of 27 days.

      As of September 30, 2004, these notes were collateralized by AAA-rated mortgage-backed securities from our ARM securities portfolio with a carrying value of $3.4 billion, including accrued interest.

CDOs

      On September 29, 2004, $1.3 billion of ARM loans from our ARM loan portfolio were transferred to Thornburg Mortgage Securities Trust 2004-3 and were securitized. In this transaction, we issued through our securities underwriter, AAA-rated floating-rate pass-through certificates totaling $1.2 billion to third party investors and we retained the subordinated certificates, which provide credit support to the AAA certificates. The interest rates on the floating-rate pass-through certificates reset monthly and are indexed to the one-month LIBOR rate. In connection with the issuance of these CDOs, we incurred costs of $4.0 million, which were deducted from the proceeds of the transaction and are being amortized over the expected life of the CDOs. This transaction was accounted for as a financing of loans and represents permanent financing that is not subject to margin calls.

      All of our CDOs are secured by our ARM loans. For financial reporting and tax purposes, the trusts’ ARM loans held as collateral are recorded as our assets and the CDOs are recorded as our debt. In some transactions, hedging instruments are held by the trusts and recorded as our assets or liabilities. The hedging instruments either fix the interest rate of the pass-through certificates or cap the interest rate exposure on these transactions. As of September 30, 2004, the following CDOs were outstanding (in thousands):

		Effective Interest
Description	Principal Balance	Rate(1)

Floating-rate financing(2)	$3,150,453	2.28%
Fixed-rate financing	2,651,323	4.05%

Total	$5,801,776	3.09%

(1)	Effective interest rate includes the impact of issuance costs and hedging instruments.

(2)	Includes financing hedged with cap agreements with a notional balance of $1.3 billion and a weighted average strike price of 5.24% as of September 30, 2004.

      As of September 30, 2004, the CDOs were collateralized by ARM loans with a principal balance of $5.8 billion. The debt matures between 2033 and 2044 and is callable by us at par once the total balance of the loans collateralizing the debt is reduced to 20% of the original balance of each CDO. The balance of this debt is reduced as the underlying loan collateral is paid down and is expected to have an average life of approximately four years.

Whole Loan Financing Facilities

      As of September 30, 2004, we had entered into four whole loan financing facilities. The interest rates on these facilities are indexed to one-month LIBOR and reprice accordingly. These facilities have a total committed borrowing capacity of $1.1 billion and an uncommitted capacity of $500 million and expire between November 2004 and March 2005. We expect to renew these facilities. As of September 30, 2004, we had $297.5 million borrowed against these whole loan financing facilities at an effective cost of 2.76%. As of December 31, 2003, we had $369.3 million borrowed against whole loan financing facilities at an effective cost of 2.32%. The amount borrowed on the whole loan financing facilities at September 30, 2004 was collateralized by ARM loans with a carrying value of $308.5 million, including accrued interest. These facilities have covenants that are standard for industry practice and we were in compliance with all such covenants at September 30, 2004.

      One of the whole loan financing facilities discussed above (with a committed borrowing capacity of $300 million and maturing in March 2005), is a securitization transaction in which we transfer groups of whole loans to a wholly owned bankruptcy-remote special purpose subsidiary. The subsidiary, in turn, simultaneously transfers its interest in the loans to a trust, which issues beneficial interests in the loans in the form of a note and a subordinated certificate. The note is then used to collateralize borrowings. This whole loan financing facility is similar to a secured line of credit whereby we can deliver loans into the facility and take loans out of the facility at our discretion, subject to the terms and conditions of the facility. This securitization transaction is accounted for as a secured borrowing.

Senior Notes

      Prior to completion of this offering, we had outstanding $255 million in aggregate principal amount of 8.00% Senior Notes due 2013. The Notes offered hereby will constitute a further issuance of those previously issued notes, will form a single class and series with those previously issued notes and will trade interchangeably with those previously issued notes immediately upon settlement. Upon completion of this offering, $305 million in aggregate principal amount of 8.00% Senior Notes due 2013 will be outstanding.

Other

      The total cash paid for interest was $155.6 million and $85.7 million for the quarters ended September 30, 2004 and 2003, respectively, and $421.7 million and $232.3 million for the nine months ended September 30, 2004 and 2003, respectively.

DESCRIPTION OF NOTES

      The Company will issue the Notes under an indenture, or the “Indenture,” between itself and Deutsche Bank Trust Company Americas, as Trustee, or the “Trustee.” The following is a summary of the material provisions of the Indenture. We urge you to read the Indenture and the form and terms of the Notes because they define your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” The Indenture has been filed as an exhibit to the Registration Statement of which this prospectus supplement forms a part. You may request a copy of the Indenture at our address as shown under “Summary—The Company—Overview.” You can find definitions of certain capitalized terms used in this section under “—Certain Definitions.” For purposes of this section, references to the “Company” or “our” include only Thornburg Mortgage, Inc. and not its Subsidiaries.

      The Notes will be part of a series of notes issued initially on May 15, 2003, in the aggregate principal amount of $200 million. The Company subsequently issued additional notes of the same series on December 2, 2003 in the aggregate principal amount of $55 million. The Notes are subject to further “reopening” as described below. In this offering, the Company is “reopening” the series of notes and will issue an additional $50 million aggregate principal amount of Notes. The Notes offered by this prospectus supplement will form a single class and series with those previously issued notes. Accordingly, upon completion of this offering, $305 million aggregate principal amount of the notes will be outstanding.

      The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company.

      The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as the paying agent, or the “Paying Agent,” and the registrar, or the “Registrar,” for the Notes. The Company may change any Paying Agent and Registrar without notice to holders of the Notes, or the “Holders.” The Company will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

      The Notes are being offered in the principal amount of $50 million. The Company may, without the consent of the Holders, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number as the Notes being offered hereby. The Notes will mature on May 15, 2013. Interest on the Notes will accrue at the rate of 8.0% per annum and will be payable semiannually in cash on each May 15 and November 15, commencing on May 15, 2005, to the persons who are registered Holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including November 15, 2004.

      The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

      Optional Redemption. At any time on or after May 15, 2008, the Notes may be redeemed or purchased in whole or in part at the Company’s option at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase, or the “Redemption Date,” (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

      “Applicable Premium” means, with respect to a Note: (1) 104% of the principal amount of such Note if the Redemption Date is on or after May 15, 2008 and before May 15, 2009; (2) 102.667% of the principal amount of such Note if the Redemption Date is on or after May 15, 2009 and before May 15, 2010;

(3) 101.333% of the principal amount of such Note if the Redemption Date is on or after May 15, 2010 and before May 15, 2011; and (4) 0% of the principal amount of such Note if the Redemption Date is on or after May 15, 2011. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

      Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to May 15, 2006, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 108.0% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

1.	at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

2.	the Company makes such redemption not more than 60 days after the consummation of any such Equity Offering.

      “Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act or a private placement of Qualified Capital Stock of the Company generating gross proceeds of at least $25.0 million.

Selection and Notice of Redemption

      In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

1.	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

2.	on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

      Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

      Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

      If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

      Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Senior Unsecured Indebtedness, to grant liens on its property and to make Restricted Payments (as defined below) may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

      The Indenture contains, among others, the following covenants; but the Indenture also provides that the “Limitation on Liens,” “Limitation Based Upon Total Unencumbered Assets,” “Limitation on Restricted Payments,” “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,” “Limitation on Preferred Stock of Subsidiaries,” “Limitation of Guarantees by Subsidiaries,” “Conduct of Business” and “Limitations on Transactions with Affiliates” covenants will not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing.

      Limitation on Incurrence of Additional Senior Unsecured Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Senior Unsecured Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

      Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Senior Unsecured Indebtedness, the Company or any of its Subsidiaries may incur Senior Unsecured Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Senior Unsecured Indebtedness, after giving effect to the incurrence thereof and the use of proceeds thereof:

1.	the Consolidated Senior Unsecured Indebtedness Interest Coverage Ratio of the Company is greater than 3.0 to 1.0; and

2.	the ratio of the aggregate amount of Senior Unsecured Indebtedness outstanding to the Company’s Consolidated Adjusted Tangible Net Worth is less than 0.25 to 1.0.

      Limitation on Incurrence of Additional Consolidated Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

      Notwithstanding the forgoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds thereof, the ratio of Adjusted Debt to Adjusted Net Worth is less than 12 to 1.

      Limitation Based Upon Total Unencumbered Assets. If the Total Unencumbered Assets of the Company and its Consolidated Subsidiaries is less than 125% of the aggregate principal amount of the Unsecured Indebtedness of the Company and its Consolidated Subsidiaries, in each case as of the last day of any fiscal quarter of the Company during the term of the Notes (the “Quarter End Date”), then from and after the Quarter End Date until such time as the Total Unencumbered Assets of the Company and its Consolidated Subsidiaries is at least 125% of the aggregate principal amount of the Unsecured Indebtedness of the Company and its Consolidated Subsidiaries, the Company will maintain a ratio of Adjusted Debt to Adjusted Net Worth, that is no higher than the calculation of such ratio at the Quarter End Date.

      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

1.	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

2.	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; or

3.	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes if at the time of such action (each, a “Restricted Payment”) or immediately after giving effect thereto,

(i)	a Default or an Event of Default shall have occurred and be continuing; or

(ii)	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants; or

(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Measurement Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w)	$47.1 million (which amount represents the Company’s undistributed taxable income as of March 31, 2003); plus

(x)	95% of the cumulative Adjusted Earnings (or if the cumulative Adjusted Earnings shall be a loss, minus 100% of such loss) of the Company, less any dividends on Preferred Stock of the Company paid or accrued, from and after March 31, 2003 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(y)	100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the

Measurement Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(z)	without duplication of any amounts included in clause (iii)(y) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock (excluding, in the case of clauses (iii)(y) and (z), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “Redemption—Optional Redemption Upon Equity Offerings”).

      The foregoing provisions do not prohibit:

1.	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

2.	if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

3.	so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $500,000 in any calendar year;

4.	the declaration or payment by the Company of any dividend or distribution that is necessary to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) if:

(a)	the dividend or distribution does not exceed 100% of the Consolidated Net Income for the fiscal quarter preceding the declaration and payment date; and

(b)	no Default or Event of Default shall have occurred and be continuing;

5.	the payment of any dividend on Preferred Stock of the Company; and

6.	Restricted Payments in an amount not to exceed $50.0 million.

      In determining the aggregate amount of Restricted Payments made subsequent to the Measurement Date in accordance with clause (iii) above, amounts expended pursuant to clauses (1), (2) (ii), (3), (4) and (6) shall be included in such calculation.

      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

1.	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company;

2.	make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

3.	transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(a)	applicable law;

(b)	the Indenture;

(c)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company;

(d)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)	agreements existing on the Measurement Date to the extent and in the manner such agreements are in effect on the Measurement Date;

(f)	provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that impose such encumbrances or restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under the agreement;

(g)	restrictions on the transfer of assets (other than cash) held in a Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;

(h)	provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that require a Subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its Capital Stock;

(i)	an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable to the Company as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

      Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company, other than Preferred Stock outstanding on the Measurement Date of Subsidiaries formed to facilitate maintaining the Company’s REIT status.

      Limitation on Liens. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company securing Indebtedness of the Company unless:

1.	in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

2.	in all other cases, the Notes are equally and ratably secured except for:

(a)	Liens existing as of the Measurement Date to the extent and in the manner such Liens are in effect on the Measurement Date;

(b)	Liens securing the Notes;

(c)	Liens securing reverse repurchase agreement indebtedness and Non-Recourse Indebtedness;

(d)	Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced; and

(e)	Permitted Liens.

      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

1.	either:

(a)	the Company shall be the surviving or continuing corporation; or

(b)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i)	shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(ii)	shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

2.	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants;

3.	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

4.	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

      Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

      All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

      The restrictions set forth in the first paragraph of this covenant shall not apply to:

1.	reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

2.	transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among such Subsidiaries in the ordinary course of business, provided such transactions are not otherwise prohibited by the Indenture;

3.	transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries has made an Investment in the ordinary course of the Company’s real estate lending business and such Person is an Affiliate solely because of such Investment;

4.	transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

5.	any agreement as in effect as of the Measurement Date, including the Management Agreements between the Company and the Manager and between Thornburg Mortgage Home Loans, Inc. (“TMHL”) and the Manager or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Measurement Date;

6.	Restricted Payments permitted by the Indenture; and

7.	Agreements with and rights of Affiliates under the Company’s 2002 Long-Term Incentive Plan or any predecessor or successor incentive compensation or employee benefits plan; and any mortgage loans outstanding or hereinafter entered into by and between the Company and an Affiliate under the Company’s employee residential mortgage loan program.

      Limitation of Guarantees by Subsidiaries. The Company will not permit any of its Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case:

1.	such Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Subsidiary; and

2.	if such assumption, guarantee or other liability of such Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

      Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

1.	the unconditional release of such Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

2.	any sale or other disposition (by merger or otherwise) to any Person that is not a Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

      Conduct of Business. The Company and its Subsidiaries will engage primarily in the business of acquiring and originating adjustable rate mortgages and assets comprised of adjustable rate mortgage securities and other activities related to or arising out of those activities.

      Reports to Holders. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

1.	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries separate from the financial condition and results of operations of entities other than the Company and its Subsidiaries, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

2.	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations.

      In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      Compliance Certificate. The Company will deliver to the Trustee within 90 days after the end of each fiscal year, an officer’s certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Company has fulfilled its obligations and covenants under the Indenture and indicating whether any Event of Default has occurred.

Events of Default

      The following events are defined in the Indenture as “Events of Default”:

1.	the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

2.	the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer);

3.	a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

4.	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

5.	one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing); or

6.	certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes issued under the Indenture may declare the principal of and accrued interest on all the notes issued under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable.

      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding notes issued under the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes issued under the Indenture may rescind and cancel such declaration and its consequences:

1.	if the rescission would not conflict with any judgment or decree;

2.	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

3.	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

4.	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

5.	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in aggregate principal amount of the then outstanding notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

1.	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

2.	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

3.	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

4.	the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

1.	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under the Indenture, if in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date;

2.	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3.	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4.	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

5.	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

6.	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

7.	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

8.	the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

      1. either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

2.	the Company has paid all other sums payable under the Indenture by the Company; and

3.	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

      From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to conclusively rely, and shall be fully protected in acting upon, such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

1.	reduce the amount of Notes whose Holders must consent to an amendment;

2.	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

3.	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

4.	make any Notes payable in money other than that stated in the Notes;

5.	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

6.	after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto; or

7.	modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

Governing Law

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Form of Security

Generally.

      Each series of Notes will be issued in registered form. The Notes will be issued in book-entry form and will be represented by one or more global securities, or “Global Securities.” The Depository Trust Company, or the “Depository” or “DTC,” New York, New York, will act as securities depository for the Global Securities. The Global Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Global Security certificate will be issued for each issue of the Global Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC (“Global Notes”).

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchanges of Book-Entry Notes for Certificated Notes.”

      Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream Banking), which may change from time to time.

      Depository Procedures. The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement system and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants to discuss these matters. DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or “Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC, in turn, is owned by a number of Participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants and Indirect Participants are on file with the SEC.

      DTC has also advised us that purchases of Global Securities under the DTC system must be made by or through Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued. To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities. DTC’s records reflect only the identity of the Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC System, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-Entry Notes for Certificated Notes”.

      Redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, in its capacity as the registered holder under the Indenture. DTC’s practice is to credit Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trustee, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. Under the terms of the Indenture, the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent of the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of

DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. The Trustee will not be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the Notes, and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      Except for trades involving only Euroclear and Clearstream Banking participants, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.

      Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and such crediting will be reported to the relevant Euroclear or Clearstream Banking participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream Banking participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC’s settlement date.

      DTC has advised us that conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC has also advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      The information in this section concerning DTC, Euroclear and Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      DTC, Euroclear and Clearstream Banking are under no obligation to perform or to continue to perform the foregoing procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      Exchange of Book-Entry Notes for Certificated Notes. DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. If DTC is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository or clearing agency is not appointed by us within 90 days, or if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository), we will issue individual, fully registered, definitive notes in exchange for the Global Note. Upon the exchange of a Global Note for individual notes, such Global Note shall be canceled by the Trustee and the definitive notes shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its Participants, any Indirect Participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such notes to the persons in whose names such notes are so registered and shall recognize the holders thereof as noteholders.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

      “Adjusted Debt” means aggregate Indebtedness of the Company and its Consolidated Subsidiaries, net of Non-Marginable Indebtedness and fair value adjustments to hedging instruments.

      “Adjusted Earnings” means with respect to any Person, for any period, the sum (without duplication) of: Consolidated Net Income and, to the extent Consolidated Net Income has already been reduced thereby, depreciation and amortization.

      “Adjusted Net Worth” means Consolidated Adjusted Tangible Net Worth plus Senior Unsecured Indebtedness less NMI Equity.

      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

      “Asset Acquisition” means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any sale and leaseback transaction) to any Person other than the Company or its Wholly Owned Subsidiaries of:

      1. any Capital Stock of any of the Company’s Subsidiaries; or

2.	any of the Company’s or its Subsidiaries’ other property or assets other than sales of loan-related assets made in the ordinary course of the Company’s real estate lending and loan acquisition business and other asset sales made in the ordinary course of the Company’s business.

      “Board of Directors” means, as to any Person, the Board of Directors of such Person or any duly authorized committee thereof.

      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Capital Stock” means:

1.	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

2.	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

      “Change of Control” means the occurrence of one or more of the following events:

1.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

2.	the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

3.	any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

4.	the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Measurement Date or issued after the Measurement Date, and includes, without limitation, all series and classes of such common stock.

      “Consolidated Adjusted Tangible Net Worth” of any Person means the excess of such Person’s total assets over its total liabilities determined on a consolidated basis in accordance with GAAP, plus the principal amount of any Subordinated Indebtedness, excluding (1) Other Comprehensive Income or Loss, (2) goodwill and (3) other intangibles, in each case as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Adjusted Tangible Net Worth.

      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

1.	Consolidated Net Income; and

2.	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets);

(b)	Consolidated Senior Unsecured Indebtedness Interest Expense; and

(c)	depreciation and amortization;

      all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

1.	after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

2.	after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets;

3.	the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

4.	the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (f), (g) and (h) of the “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant, whether such permitted restrictions exist on the Measurement Date or are created thereafter;

5.	the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

(a)	to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (4) above), by such other Person; or

(b)	that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

6.	any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Measurement Date;

7.	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

8.	in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

      “Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person’s Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

      “Consolidated Senior Unsecured Indebtedness Interest Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Senior Unsecured Indebtedness Interest Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Senior Unsecured Indebtedness Interest Expense of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Senior Unsecured Indebtedness Interest Expense” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1.	the incurrence or repayment of any Senior Unsecured Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Senior Unsecured Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Senior Unsecured Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

2.	any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Senior Unsecured Indebtedness that is Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Senior Unsecured Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Senior Unsecured Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Senior Unsecured Indebtedness.

      “Consolidated Senior Unsecured Indebtedness Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1.	the aggregate of the interest expense on Senior Unsecured Indebtedness of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Permitted Hedging Transactions; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

2.	to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Subsidiary” means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      “Existing Warehouse Facilities” mean: (1) the Master Repurchase Agreement dated as of November 20, 2001, as amended November 14, 2002, between UBS Warburg Real Estate Securities Inc. and TMHL; (2) the Master Loan and Security Agreement dated as of November 20, 2001, as amended November 19, 2002, between Greenwich Capital Financial Products, Inc. and TMHL; (3) the TMA Mortgage Funding Trust II Collateralized Asset-Backed Notes, Series 2000-1 and Master Repurchase Agreement dated as of December 1, 2000 and March 22, 2000, respectively, as amended March 24, 2003 and February 28, 2003, respectively, between Wachovia Bank National Association and TMHL and Thornburg Mortgage Acceptance Corp. II and Real Estate Asset Funding Corporation and Wilmington Trust Company and Deutsche Bank National Trust Company and Ambac Assurance Corporation; and (4) the Master Repurchase Agreement currently in its final stages of negotiation, between CDC Mortgage Capital Inc. and TMHL, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Measurement Date.

      “Guarantor” means: each of the Company’s Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

      “Indebtedness” means with respect to any Person, without duplication:

1.	all Obligations of such Person for borrowed money;

2.	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

3.	all Capitalized Lease Obligations of such Person;

4.	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

5.	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

6.	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

7.	all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

8.	all Obligations under currency agreements and interest swap agreements of such Person; and

9.	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

      “Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

      “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Subsidiaries’ normal trade practices, as the case may be.

      “Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Measurement Date” means May 15, 2003.

      “NMI Equity” means the excess of the value of the assets collateralizing Non-Marginable Indebtedness over the amount of Non-Marginable Indebtedness, as reported in accordance with GAAP.

      “Non-Marginable Indebtedness” means all Non-Recourse Indebtedness that is secured by assets that are not subject to requirements that the borrower or any third-party provide additional margin collateralization in the event of a change in value of the assets.

      “Non-Recourse Indebtedness” means any of the Company’s or any of its Subsidiaries’ Indebtedness that is:

1.	specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

2.	advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets, against which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of the Company’s Subsidiaries’ other assets (other than: (A) cross- collateralization against assets which serve as collateral for other Non-Recourse Indebtedness; and (B) subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

3.	specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Other Comprehensive Income or Loss” shall mean the accumulated other comprehensive income or loss of the Company and its Consolidated Subsidiaries as determined in accordance with GAAP.

      “Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon, covering Indebtedness of the Company or any of its Subsidiaries and of any Subsidiary covering Indebtedness of such Subsidiary that are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture; and shall include, without limitation, interest rate swaps, caps, floors, collars and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

      “Permitted Indebtedness” means, without duplication, each of the following:

1.	Indebtedness under the Notes issued in this offering;

2.	Indebtedness incurred pursuant to the Existing Warehouse Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Warehouse Facility as in effect on the Measurement Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

3.	Other Indebtedness of the Company and its Subsidiaries outstanding on the Measurement Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

4.	Permitted Hedging Transactions of the Company covering Indebtedness of the Company or any of its Subsidiaries and Permitted Hedging Transactions of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Permitted Hedging Transactions are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Permitted Hedging Transaction does not exceed the principal amount of the Indebtedness to which such Permitted Hedging Transactions relate;

5.	Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

6.	Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

7.	Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

8.	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

9.	Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

10.	Indebtedness incurred pursuant to Principal and Interest Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Principal and Interest Facility as in effect on the Measurement Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

11.	Refinancing Indebtedness; and

12.	Additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding.

      For purposes of determining compliance with the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants, in the event that an item of Senior Unsecured Indebtedness or Indebtedness, as the case may be, meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the second paragraph of each such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Senior Unsecured Indebtedness or Indebtedness, as the case may be, in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Senior Unsecured Indebtedness or Indebtedness, as the case may be, in the form of additional Senior Unsecured Indebtedness or Indebtedness, as the case may be, with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Senior Unsecured Indebtedness or Indebtedness, as the case may be, or an issuance of Disqualified Capital Stock for purposes of the “Limitations on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants.

      “Permitted Liens” means the following types of Liens:

1.	Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

2.	Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

3.	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

4.	Judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

5.	Easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

6.	Any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

7.	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

8.	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

9.	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

10.	Liens securing Permitted Hedging Transactions and the costs thereof, which Permitted Hedging Transactions relate to Indebtedness that is otherwise permitted under the Indenture; and

11.	Liens securing Indebtedness under Currency Agreements.

      “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      “Principal and Interest Facilities” means any principal and interest facilities in aggregate borrowing capacity amount at any one time of up to $50 million, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Senior Unsecured Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation on Incurrence of Additional Consolidated Indebtedness” and “Limitation Based Upon Total Unencumbered Assets” covenants (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10) or (12) of the definition of Permitted Indebtedness), and in each case that does not:

1.	result in an increase in the aggregate principal amount of Senior Unsecured Indebtedness or Indebtedness, as the case may be, of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Senior Unsecured Indebtedness or Indebtedness, as the case may be, and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

2.	create Senior Unsecured Indebtedness or Indebtedness, as the case may be, with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Senior Unsecured Indebtedness or Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Senior Unsecured Indebtedness or Indebtedness being Refinanced; provided that (i) if such Senior Unsecured Indebtedness or Indebtedness being Refinanced is Senior Unsecured Indebtedness or Indebtedness, as the case may be, of the Company, then such Refinancing Indebtedness shall be Senior Unsecured Indebtedness or Indebtedness, as the case may be, solely of the Company, and (ii) if such Senior Unsecured Indebtedness or Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Senior Unsecured Indebtedness or Indebtedness being Refinanced.

      “REIT” means Real Estate Investment Trust.

      “Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

      “Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

      “Senior Unsecured Indebtedness” means all Indebtedness of the Company and its Subsidiaries other than (1) Indebtedness that is secured by a Lien on property or assets of the Company or its Subsidiaries and (2) Subordinated Indebtedness.

      “Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

      “Subordinated Indebtedness” means all of the Company’s and its Subsidiaries’ Indebtedness that expressly provides that such Indebtedness shall be subordinated in right of payment to any other Indebtedness and matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or after the final maturity date of the Notes.

      “Subsidiary,” with respect to any Person, means:

1.	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

2.	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      “Total Unencumbered Assets” as of any date means all assets (but excluding intangibles and accounts receivable other than principal and interest receivables on ARM assets) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

      “Unsecured Indebtedness” means any Indebtedness of the Company or any of its subsidiaries that is not Secured Indebtedness.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion should be read together with the discussion under “— Federal Income Tax Considerations” in the accompanying prospectus and is subject to the assumptions and limitations therein. As used herein, the term “U.S. Holder” means a beneficial owner of the Notes that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source;

•	a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust; or

•	certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of the Notes that is not a U.S. Holder.

Recently Enacted Legislation

      The American Jobs Creation Act of 2004, or the “Act,” was recently enacted. The Act modifies the manner in which we apply the gross income and asset test requirements under the Code. (See the discussion under “—Federal Income Tax Considerations” in the accompanying prospectus for a detailed discussion of these rules as applied prior to the Act.) With respect to the asset tests, the Act expands the types of securities that are not taken into account for purposes of the 10% value limitation and modifies the requirement that a REIT own a 20% equity interest in a partnership in order for the debt of such partnership to qualify as straight debt. The Act also clarifies that certain types of debt instruments, including loans to individuals or estates and securities of a REIT, are not “securities” for purposes of the 10% value limitation. With respect to the gross income tests, the Act provides that for taxable years beginning after the date of enactment, except to the extent provided by Treasury regulations, income of a REIT from certain hedging transactions that are clearly identified as hedges under Section 1221 of the Code, including gain from the sale or disposition of such a transaction, will be excluded from gross income for purposes of the 95% gross income test to the extent the transaction hedges any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets, such as pass-through mortgage certificates.

      The Act also sets forth rules that permit a REIT to avoid disqualification for de minimis failures (as defined in the Act) to satisfy the 5% and 10% value limitations under the asset tests if the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of such time period. In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the de minimis exception described above does not apply, the REIT may cure such failure if the failure was due to reasonable cause and not to willful neglect, the REIT identifies to the Internal Revenue Service, or the “IRS,” and disposes of the assets that caused the failure within six months after the last day of the quarter in which the identification occurred, and the REIT pays a tax on the failure equal to the greater of (i) $50,000, or (ii) an amount determined (pursuant to Treasury regulations) by multiplying the highest rate of tax for corporations under Section 11 of the Code, by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements). In addition to the foregoing, the Act also provides that if a REIT fails to satisfy one or more requirements for REIT qualification, other than by reason of a failure to comply with the provisions of the reasonable cause exception to the gross income tests and the provisions described above with respect to failure to comply with the asset tests, the REIT may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if the REIT pays a penalty of $50,000 for each such failure. The provisions described in this paragraph will only apply to taxable years beginning after the date of enactment of the Act.

Reopening

      Although the Notes will be part of a series of notes issued initially on May 15, 2003 and subsequently issued on December 2, 2003, we intend to take the position that the previously issued notes are not publicly traded (within the meaning of the Treasury regulations) and therefore that the Notes will not be treated as issued in a “qualified reopening” (within the meaning of the Treasury regulations). Therefore, we intend to treat the Notes as issued on the first closing date on which a substantial amount of the Notes are sold for money, and the issue price will be the first price at which a substantial amount of the Notes are sold for money (excluding sales bonds houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

Pre-issuance Interest

      The Notes will be issued with pre-issuance accrued interest. We intend to treat the Notes, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In this event, the portion of a U.S. Holder’s allocable share of the first stated interest payment on the Notes equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will be treated as a nontaxable return of capital to the U.S. Holder.

Backup Withholding and Information Reporting

      Certain non-corporate U.S. Holders may be subject to backup withholding on payments of principal and interest on, and the proceeds of the sale or other disposition of, the Notes, if the U.S. Holder:

•	Fails to furnish on a properly completed IRS Form W-9 (or substantially similar form) its taxpayer identification number, or “TIN,” which, for an individual, would be his or her Social Security number;

•	Furnishes an incorrect TIN;

•	Is notified by the IRS that it has failed to report payments of interest or dividends; or

•	Under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

      In addition, payments of principal, interest and disposition proceeds to such U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedure for obtaining such an exemption, if applicable.

      We must report annually to the IRS and to each Non-U.S. Holder any amount in respect of the Notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to an income tax treaty or the “portfolio interest” exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      Backup withholding and other information reporting generally will not apply to payments of interest made to a Non-U.S. Holder of a Note who provides a properly completed IRS Form W-8BEN (or a substantially similar form) or otherwise establishes an exemption from backup withholding. Payments of principal or the proceeds of a disposition of the Notes by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (and certain other conditions are met) or otherwise establishes an exemption. Payments of principal or the proceeds of a disposition of Notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting (but not backup withholding) unless the broker has documentary evidence in its records that the Holder is not a U.S. person and certain other conditions are met or the Holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement, dated November 10, 2004, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us all of the Notes to be issued in this offering. The underwriting agreement provides that the underwriter is obligated to purchase all of the Notes if any are purchased.

      After the initial public offering of the Notes, the underwriter may change the public offering price and concession and discount to broker/ dealers.

      We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $100,000.

      The Notes offered hereby will constitute a further issuance of those previously issued notes and will form a single class and series with those previously issued notes. The Notes offered hereby will also have the same CUSIP number as those previously issued notes and will trade interchangeably with those previously issued notes immediately upon settlement. No assurance can be given as to how liquid the trading market for the Notes will be.

      We have agreed to indemnify the underwriter against liabilities under the Securities Act or contribute to payments which the underwriter may be required to make in that respect.

      In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriter of Notes in excess of the principal amount of the Notes the underwriter is obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

      These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

      We expect that delivery of the Notes will be made against payment therefor on or about November 26, 2004, which will be the tenth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade the Notes on the date of pricing or the next seven succeeding business days you will be required by virtue of the fact that the Notes initially will settle on a T+10 basis to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

      In the ordinary course of its business, the underwriter and certain of its affiliates may perform various investment and commercial banking or other transactions of a financial nature with us or our affiliates, including the provision of particular advisory services and the making of loans to us and our affiliates, and may do so in the future.

LEGAL MATTERS

      Certain legal matters in connection with the issuance of the Notes will be passed upon for us by Dechert LLP, Newport Beach, California. Michael Jeffers, our Secretary, is counsel to that firm and, as of November 10, 2004 owns 52,090 shares of our common stock, dividend equivalent rights for 63,671 shares and phantom stock rights for 29,714 shares and owns a 1% equity interest in the Manager. Certain legal matters related to this offering will be passed upon for the underwriter by Clifford Chance US LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$750,000,000

Thornburg Mortgage, Inc.

Common Stock, Preferred Stock, Warrants and Debt Securities

        By this prospectus, we may offer, from time to time:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock or preferred stock;

•	debt securities; or

•	any combination of the foregoing.

      We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities. You should read this prospectus and any supplement carefully before you decide to invest.

      This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

      The New York Stock Exchange lists our common stock under the symbol “TMA.”

      To ensure that we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of our capital stock, unless our Board of Directors waives this limitation.

      Consider carefully the Risk Factors beginning on page 8 of this prospectus.

      We may sell these securities to or through underwriters, dealers or agents, or directly to investors on our own behalf.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may offer and sell any combination of common stock, preferred stock, warrants to purchase common stock or preferred stock, and debt securities in one or more offerings for total proceeds of up to $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information with respect to the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus, including the documents incorporated by reference herein, and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless the context otherwise requires, all references to “we,” “us” or the “Company” in this prospectus and any accompanying prospectus supplement refers to Thornburg Mortgage, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

      Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields available for purchase on adjustable and variable rate mortgage assets, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, our ability to obtain financing and the terms of any financing that we do obtain. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors.” We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ABOUT THORNBURG MORTGAGE, INC.

General

      We are a single-family residential mortgage lender that originates, acquires and retains investments in adjustable and variable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets are comprised of traditional ARM securities and loans, which have interest rates that reprice in a year or less (“Traditional ARM assets”) and hybrid ARM securities and loans, which have a fixed interest rate for an initial period of three to ten years before converting to Traditional ARM assets for their remaining terms to maturity (“Hybrid ARM assets”). Like traditional banking organizations, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM assets and the cost of our borrowings. Our strategy is to maximize the long-term, sustainable difference between the yield on our investments and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

      While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We finance the purchases and originations of our ARM assets with equity capital and borrowings such as reverse repurchase agreements, whole loan financing facilities, floating rate long-term collateralized debt obligations (“CDOs”) and other collateralized or unsecured financings that we may establish with approved institutional lenders. We have a policy to operate with an Adjusted Equity-to-Assets ratio of at least 8%. For purposes of applying this ratio, our Adjusted Equity-to-Assets ratio excludes other comprehensive income (loss) and assets financed with CDOs and the related equity and includes senior notes as an addition to equity. This is a non-GAAP measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. Since all of the assets we hold are ARM assets and we pursue a matched funding strategy, we believe our exposure to changes in interest rates can be prudently managed. Moreover, we focus on acquiring primarily high quality assets to ensure our access to financing. Similarly, we maintain strict credit underwriting standards and, as of the date of this prospectus, have experienced minimal credit losses over the last six years. Our low cost operating structure has resulted in operating costs well below those of other mortgage originators. We believe that our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders without paying federal or state income tax at the corporate level.

      We have five qualified REIT subsidiaries, all of which are consolidated in our financial statements and federal and state income tax returns. Two of these subsidiaries, Thornburg Mortgage Funding Corporation and Thornburg Mortgage Acceptance Corporation, were created to facilitate financing of our mortgage loan assets. Thornburg Mortgage Home Loans, Inc. (“TMHL”), our wholly owned mortgage-banking subsidiary, conducts our mortgage loan acquisition, origination, processing, underwriting, securitization and servicing activities. TMHL’s two wholly owned special purpose subsidiaries, Thornburg Mortgage Funding Corporation II and Thornburg Mortgage Acceptance Corporation II, facilitate the financing of loans by TMHL.

      We are an externally advised REIT and are managed under a management agreement (the “Management Agreement”) with Thornburg Mortgage Advisory Corporation (the “Manager”) which manages our operations, subject to the supervision of our Board of Directors. We pay the Manager an annual base management fee generally based on average shareholders’ equity (as defined in the Management Agreement). The Manager is also entitled to earn performance-based incentive compensation pursuant to a formula described in the Management Agreement. The Management Agreement expires on July 15, 2009.

      Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

      Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus. We make available free of charge, through our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

      You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/ Corporate Governance Committee and Compensation Committee of our Board of Directors at our website. These documents are also available in print to any shareholder who requests them by contacting us at the address or telephone number listed above.

Common Stock Listing

      Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “TMA.”

Operating Policies and Strategies

Portfolio Strategies. Our business strategy is to acquire and originate ARM assets to hold in our portfolio, fund them using equity capital and borrowed funds, and generate earnings from the difference, or spread, between the yield on our assets and our cost of borrowing. We originate ARM loans for our portfolio through our correspondent lending program and we originate loans direct to consumers through TMHL. Additionally, we acquire ARM assets by purchasing ARM securities or large packages of ARM loans that other mortgage lending institutions have originated and serviced. We believe that diversifying our sources for ARM loans and ARM securities will enable us to consistently find attractive opportunities to acquire or create high quality assets at attractive yields and spreads for our portfolio.

      We also acquire ARM assets from investment banking firms, broker-dealers and similar financial institutions that regularly make markets in these assets. We also acquire ARM assets from other mortgage suppliers, including mortgage bankers, banks, savings and loan institutions, investment banking firms, home builders and other firms involved in originating, packaging and selling mortgage loans. We believe we have a competitive advantage in the acquisition and investment of these mortgage securities and loans due to the low cost of our operations relative to traditional mortgage investors, such as banks and savings and loan institutions.

      We have a focused portfolio lending investment policy designed to minimize credit risk and interest rate risk. Our mortgage assets portfolio may consist of ARM pass-through securities guaranteed by an agency of the federal government (“Ginnie Mae”), a government-sponsored corporation or federally-chartered corporation (“Fannie Mae” or “Freddie Mac”) (collectively, “Agency Securities”), or privately issued (generally publicly registered) ARM pass-through securities, multi-class pass-through securities, floating rate classes of collateralized mortgage obligations (“CMOs”), ARM loans, fixed rate mortgage-backed securities (“MBS”) with an expected duration of one year or less or short-term investments that either mature within one year or have an interest rate that reprices within one year.

      Our ARM assets also include investments in Hybrid ARM assets. The limitation on our ownership of Hybrid ARM assets with fixed rate periods of greater than five years is 20% of our total assets. We also have a policy to maintain a net duration of one year or less on our Hybrid ARM assets (including commitments to purchase Hybrid ARM assets), related borrowings and Hybrid Hedging Instruments. We use interest rate swap agreements (“Swap Agreements”), interest rate cap agreements (“Cap Agreements”) and Eurodollar futures contracts (“Eurodollar Transactions”) (collectively, “Hybrid Hedging Instruments”) as hedges to fix the maximum interest rates on our short-term borrowing costs and to manage our interest rate risk exposure on our CDOs.

      Our investment policy requires that we invest at least 70% of total assets in High Quality ARM assets and short-term investments. High Quality means:

•	Agency Securities; or

•	securities and securitized loans which are rated within one of the two highest rating categories by at least one of either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (the “Rating Agencies”); or

•	securities and securitized loans that are unrated or whose ratings have not been updated but are determined to be of comparable quality (by the rating standards of at least one of the Rating Agencies) to a High Quality rated mortgage security, as determined by the Manager and approved by our Board of Directors; or

•	the portion of ARM loans that have been deposited into a trust and have received a credit rating of AA or better from at least one Rating Agency.

      The remainder of our ARM portfolio, comprising not more than 30% of total assets, may consist of Other Investment assets, which may include:

•	adjustable or variable rate pass-through certificates, multi-class pass-through certificates or CMOs backed by loans on single-family, multi-family, commercial or other real estate-related properties so long as they are rated at least Investment Grade at the time of purchase (“Investment Grade” generally means a security rating of BBB or Baa or better by at least one of the Rating Agencies); or

•	ARM loans collateralized by first liens on single-family residential properties, generally underwritten to “A” quality standards, and acquired for the purpose of future securitization; or

•	fixed rate mortgage loans collateralized by first liens on single-family residential properties originated for sale to third parties; or

•	real estate properties acquired as a result of foreclosing on our ARM loans; or

•	as authorized by our Board of Directors, ARM securities rated less than Investment Grade that are created as a result of our loan acquisition and securitization efforts or are acquired as part of a loan securitization effected by third parties in which we purchase all of the classes of the loan securitization, and that equal an amount no greater than 17.5% of shareholders’ equity, measured on a historical cost basis.

      To mitigate the adverse effect of an increase in prepayments on our ARM assets, we emphasize the purchase of ARM assets at prices close to or below par. We amortize any premiums paid for our assets over their expected lives using the effective yield method of accounting. To the extent that the prepayment rate on our ARM assets differs from expectations, our net interest income will be affected. Prepayments generally increase when mortgage interest rates fall below the interest rates on ARM loans. To the extent there is an increase in prepayment rates, resulting in a shortening of the expected lives of our ARM assets, our net income and, therefore, the amount available for dividends could be adversely affected.

      We believe that our status as a mortgage REIT makes an investment in our equity securities attractive for tax-exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and Individual Retirement Accounts. We do not invest in real estate mortgage investment conduit (“REMIC”) residuals or other CMO residuals that would result in the creation of excess inclusion income or unrelated business taxable income.

Acquisition, Securitization and Retention of Traditional ARM and Hybrid ARM Loans. We acquire and originate high quality mortgage loans through TMHL from three sources: (i) correspondent lending, (ii) direct retail loan originations, and (iii) bulk acquisitions. Correspondent lending involves acquiring individual loans from correspondent lenders who are approved by the Company and who originate the individual loans using our underwriting criteria and guidelines, or criteria and guidelines that we have approved. We also underwrite each correspondent loan prior to purchase. Direct retail loan originations are loans that we originate through retail channels. Bulk acquisitions involve acquiring pools of whole loans, which are originated using the seller’s guidelines and underwriting criteria. Prior to purchasing a bulk pool, we review the underwriting on all of or a selected sample of the loans in the pool, depending on the size of the loan pool. The loans we acquire or originate are financed through warehouse borrowing arrangements and securitized for our portfolio.

      The loans acquired or originated by TMHL are first lien, single-family residential Traditional ARM and Hybrid ARM loans with original terms to maturity of not more than forty years and are either fully amortizing or are interest-only up to ten years, and fully amortizing thereafter.

      All ARM loans that we acquire for our portfolio bear an interest rate tied to an interest rate index. Most loans have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. The interest rate on each Traditional ARM loan resets monthly, semi-annually or annually. The Traditional ARM loans generally adjust to a margin over a U.S. Treasury index or a LIBOR index. The Hybrid ARM loans have a fixed rate for an initial period, generally 3 to 10 years, and then convert to Traditional ARM loans for their remaining term to maturity.

      We acquire ARM loans for our portfolio with the intention of securitizing them into pools of High Quality ARM securities and retaining them in our portfolio as securitized ARM loans. Alternatively, we may also use our loans as collateral for long-term debt financings. In order to facilitate the securitization or financing of our loans, we generally create subordinate certificates, which provide a specified amount of credit enhancement. Upon securitization, we retain the securitized ARM loans, including the subordinate certificates, and either finance them in the repurchase agreement market or through the issuance of collateralized long-term debt in the capital markets. Our investment policy limits the amount we may retain of these below Investment Grade subordinate certificates, and subordinate classes that we purchase in connection with a whole pool securitization effected by third parties, to 17.5% of shareholders’ equity, measured on a historical cost basis.

      We believe the acquisition and origination of ARM loans for securitization benefits us by providing: (i) greater control over the quality and types of ARM assets acquired; (ii) the ability to acquire ARM assets at lower prices, so that the amount of the premium to be amortized will be reduced in the event of prepayment; (iii) additional sources of new whole-pool ARM assets; and (iv) generally higher yielding investments in our portfolio.

      We offer a loan modification program on all loans we originate and certain loans we acquire. We believe this program promotes customer retention and reduces loan prepayments. Under the terms of this program, a borrower pays a fee to modify the mortgage loan to any then-available hybrid or adjustable-rate product that we offer at the offered retail interest rate plus 1/8%.

Financing Strategies. We finance our ARM assets using equity capital, borrowings such as reverse repurchase agreements, warehouse lines of credit, CDOs and other collateralized or unsecured financings that we may establish with approved institutional lenders. Our Board policy requires that we maintain an Adjusted Equity-to-Assets ratio, as described above, of a minimum of 8%. This ratio may vary from time to time depending upon market conditions and other factors that our management deems relevant, but cannot fall below 8%. Our Adjusted Equity-to-Assets ratio represents the long-term capital supporting our recourse or marginable debt.

      We borrow primarily at short-term interest rates and in the form of reverse repurchase agreements using our ARM securities and securitized ARM loans as collateral. Reverse repurchase agreements involve a simultaneous sale of pledged assets to a lender at an agreed-upon price in return for the lender’s agreement to resell the same assets back to us at a future date (the maturity of the borrowing) at a higher price. The price difference is the cost of borrowing under these agreements. We generally enter into two types of reverse repurchase agreements: variable rate term reverse repurchase agreements and fixed rate reverse repurchase agreements. Variable rate term reverse repurchase agreements are financings with original maturities ranging from two to 25 months. The interest rates on these variable rate term reverse repurchase agreements are indexed to either the one-month or three-month LIBOR rate, and reprice accordingly. The fixed rate reverse repurchase agreements have original maturities generally ranging from 30 to 180 days. Generally, upon repayment of each reverse repurchase agreement, we immediately pledge the ARM assets used to collateralize the financing to secure a new reverse repurchase agreement.

      We have also financed our ARM assets by issuing floating-rate CDOs in the capital markets, which are collateralized by ARM loans that are placed in a trust. The trust pays the principal and interest payments on the debt out of the cash flows received on the collateral. We receive any excess of the interest income generated by the pledged collateral over the debt service on the CDOs. This structure enables us to make more efficient use of our capital because the capital requirement to support these financings is less than the amount required to support the same amount of financings in the reverse repurchase agreement market and these transactions represent permanent, non-recourse financing of these loans and are not subject to margin calls.

      We also enter into financing facilities for whole loans. A whole loan is the actual mortgage loan evidenced by a note and secured by a mortgage or deed of trust. We use these credit lines to finance our acquisition of whole loans while we are accumulating loans for securitization.

Hedging Strategies. We attempt to mitigate our interest rate risk by funding our ARM assets with borrowings whose maturities approximately match the interest rate adjustment periods on our ARM assets. Accordingly, some of our borrowings have variable interest rates or short term fixed maturities (one year or less) because some of our ARM assets are Traditional ARM assets, which have interest rates that adjust within one year. However, the majority of our portfolio is comprised of Hybrid ARM assets, which have fixed interest rate periods of 3 to 10 years. We utilize Hybrid Hedging Instruments to, in effect, fix the interest rate on our borrowings such that the net duration of our Hybrid ARM assets, related borrowings and Hybrid Hedging Instruments is no more than one year. A lower duration indicates a lower expected volatility of earnings given future changes in interest rates. When we enter into a Swap Agreement, we agree to pay a fixed rate of interest and to receive a variable interest rate, generally based on LIBOR. We also enter into Eurodollar Transactions in order to fix the interest rate changes on our forecasted three-month LIBOR based liabilities. We purchase Cap Agreements by incurring a one-time fee or premium. Pursuant to the terms of the Cap Agreements, we will receive cash payments if the interest rate index specified in any such Cap Agreement increases above contractually specified levels. Therefore, such Cap Agreements have the effect of capping the interest rate on a portion of our borrowings, above a level specified by the Cap Agreement. The notional balances of the Hybrid Hedging Instruments generally decline over the life of these instruments.

      In general, our Traditional ARM assets have a maximum lifetime interest rate cap, or ceiling, meaning that each ARM asset contains a contractual maximum interest rate. Since our borrowings are not subject to equivalent interest rate caps, we have also entered into Cap Agreements, so that the net margin on our Traditional ARM assets with maximum lifetime interest rate caps will be protected in high interest rate environments. These Cap Agreements are referred to as “Life Cap Hedging Instruments.” Pursuant to the terms of these Life Cap Hedging Instruments owned as of the date of this prospectus, we will receive cash payments if the applicable index, generally the three-month or six-month LIBOR index, increases above contractually specified levels. The fair value of these Cap Agreements generally increases when general market interest rates increase and decreases when market interest rates decrease, helping to partially offset changes in the fair value of our ARM assets related to the effect of the lifetime interest rate cap. We are not currently purchasing Life Cap Hedging Instruments because the current interest rate environment is significantly lower than the contractual life caps on our ARM assets.

      In addition, some Traditional ARM assets are subject to periodic caps. Periodic caps generally limit the maximum interest rate coupon change on any interest rate coupon adjustment date to either a maximum of 1.00% per semiannual adjustment or 2.00% per annual adjustment. The borrowings that we incur do not have similar periodic caps. However, we believe the impact of the periodic caps is somewhat mitigated because we own our ARM assets at a net price above par and, therefore, the yield on our ARM assets can change by an amount greater than the associated periodic cap due to changes in the amortization of the net price above par. Further, the contractual future interest rate adjustments on the ARM assets will cause their interest rates to increase over time and reestablish the ARM assets’ interest rate to a spread over the then current index rate. Our Hybrid ARM assets are also subject to periodic caps at each interest rate coupon adjustment date. Generally, at the initial interest rate adjustment date, the minimum interest rate adjustment is 2% to 6% over the initial interest rate, with a weighted average of 4.5%. Thereafter, the cap structure on the Hybrid ARM assets resembles that of the Traditional ARM assets described above.

      We may enter into other hedging-type transactions designed to protect our borrowing costs or portfolio yields from interest rate changes. We may also purchase “interest-only” mortgage derivative assets or other mortgage derivative products for purposes of mitigating risk from interest rate changes, although we have not, to date, entered into these types of transactions. We may also use, from time to time, futures contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury notes and similar financial instruments to mitigate risk from changing interest rates.

      The hedging transactions that we currently use generally are designed to protect our net interest income during periods of changing market interest rates. We do not hedge for speculative purposes. Further, no hedging strategy can completely insulate us from risk, and certain of the federal income tax requirements that we must satisfy to qualify as a REIT may limit our ability to hedge, particularly with respect to hedging against periodic cap risk. We carefully monitor and may have to limit our hedging strategies to ensure that we do not realize excessive hedging income or hold hedging assets having excess value in relation to total assets.

RISK FACTORS

      The following is a summary of the risk factors that we currently believe are important and that could cause our results to differ from expectations. This is not an exhaustive list; other factors not listed here could be material to our results.

      We can provide no assurance with respect to projections or forward-looking statements made by us or by others on our behalf with respect to our future results. Any one of the factors listed here, or other factors not so listed, could cause actual results to differ materially from expectations. It is not possible to accurately project future trends with respect to these factors, to project which factors will be most important in determining our results, or to project what our future results will be. Before making an investment decision you should carefully consider all of the risks described in this prospectus and in any prospectus supplement.

ARM yields change as short-term interest rates change.

•	In low short-term interest rate environments, the yields on our ARM assets will be low, reducing our return on equity.

•	We own ARM assets tied to various interest rate indices. If the interest rate indices applicable to our ARM assets change independently of other market interest rates, our ARM yields, spreads and earnings may be adversely affected.

•	We own ARM assets with various repricing or interest rate adjustment frequencies. The yields on these assets also may respond to changes in their underlying indices on a delayed basis due to borrower notification requirements. As a result, our yields and earnings on these assets could be temporarily below our longer term expectations.

•	Increases in interest rates may result in a decline in the fair value of our ARM assets. A decrease in the fair value of our ARM securities will result in a reduction of our book value due to the accounting rules that we follow.

We borrow money to fund the purchase of additional ARM assets. A significant contributor to our earnings is the interest margin between the yield on our ARM assets and the cost of our borrowings.

•	All of the risks highlighted above could be magnified because we use borrowed funds to acquire additional ARM assets for our portfolio.

•	Our ability to borrow and our cost of borrowing could be adversely affected by deterioration in the quality or fair value of our ARM assets or by general availability of credit in the mortgage market.

•	We borrow funds based on the fair value of our ARM assets less a margin amount. If either the fair value of our ARM assets declines, or our margin requirements increase, we could be subject to margin calls that would require us to either pledge additional ARM assets as collateral or reduce our borrowings. If we did not have sufficient unpledged assets or liquidity to meet these requirements, we may need to sell assets under adverse market conditions to satisfy our lenders.

•	Our borrowings are tied primarily to the LIBOR interest rates, while our assets are indexed to LIBOR and other various interest rate indices. If these other short-term indices move differently than LIBOR, our earnings could be adversely affected to the extent of the difference.

•	The interest rate adjustment or repricing characteristics of our ARM assets and borrowings may not be perfectly matched. Rising interest rates could adversely affect our earnings and dividends if the interest payments that we must make on our borrowings rise faster than the interest payments we earn on our ARM assets. Declining interest rates could adversely affect our earnings and dividends if the interest payments we receive on our ARM assets decline more quickly than the interest payments that we must make on our borrowings. In general, our borrowings adjust more frequently than the interest rates on our ARM assets.

•	Some of our ARM assets have caps that limit the amount that the interest rate can change for a given change in an underlying index. Our borrowings do not have similar limitations. If the interest rate change on our ARM assets is limited while the interest rates on our borrowings increase, our portfolio margins and earnings may be adversely affected.

•	We employ various hedging and funding strategies to minimize the adverse impact that changing interest rates might have on our earnings, but our strategies may prove to be less effective in practice than we anticipate, or our ability to use such strategies may be limited due to our need to comply with federal income tax requirements that are necessary to preserve our REIT status.

•	The fair value of the hedging instruments that we use to manage our interest rate risk may decline during periods of declining interest rates, adversely affecting our book value because of the accounting rules that we follow.

Our mortgage assets may be prepaid at any time at the borrower’s option.

•	Mortgage prepayment rates typically rise during falling interest rate environments. If mortgages prepay, the prepayment proceeds may be invested in lower yielding assets, thus reducing earnings.

•	Mortgage prepayment rates typically fall during rising interest rate environments. If mortgages do not prepay, we would have less cash flow to use to purchase new mortgage assets in a higher interest rate environment, potentially adversely affecting earnings.

•	We purchase and originate ARM assets at prices greater than par. We amortize the premiums over the expected life of the ARM asset. To the extent that we have purchased such assets, our yields, spreads and earnings could be adversely affected if mortgage prepayment rates are greater than anticipated at the time of acquisition because we would have to amortize the premiums at a faster rate.

We acquire Hybrid ARM assets that have fixed interest rate periods.

•	A decline in interest rates may result in an increase in prepayment of our Hybrid ARM assets, which could cause the amount of our fixed rate financing to increase relative to the total amount of our Hybrid ARM assets. This may result in a decline in our net spread on Hybrid ARM assets as replacement Hybrid ARM assets may have a lower yield than the assets that are paying off.

•	An increase in interest rates may result in a decline in prepayment of our Hybrid ARM assets, requiring us to finance a greater amount of Hybrid ARM assets than originally anticipated at a time when interest rates may be higher, which would result in a decline in our net spread on Hybrid ARM assets.

•	We typically do not borrow fixed rate funds to cover the last year of the fixed rate period of our Hybrid ARM assets because, at that point, the next repricing period is within one year which is consistent with our investment policy of investing in ARM assets that reprice within one year or less. As a result, higher short-term interest rate borrowings that we acquire to finance the remaining year of the fixed rate period of our Hybrid ARM assets could adversely affect our portfolio margins and earnings due to a reduced net interest margin.

We originate and acquire ARM loans and securities and have risk of loss due to mortgage loan defaults.

•	The ability of our borrowers to make timely principal and interest payments could be adversely affected by a rise in interest rates, a recession, declining real estate property values or other economic events, resulting in losses to us.

•	If a borrower defaults on a mortgage loan that we own and if the liquidation proceeds from the sale of the property do not cover our loan amount and our legal, broker and selling costs, we would experience a loss.

•	We bear the risk of loss on loans we have originated or acquired due to hazard losses such as earthquakes, floods, fires or similar hazards, unless the homeowner had insurance for such hazards.

•	We could experience losses if we fail to detect that a borrower has misrepresented its financial situation, or that an appraisal misrepresented the value of the property collateralizing our loan.

•	We purchase ARM securities that have various degrees of third-party credit protection and are rated at least Investment Grade at the time of purchase. It is possible that default and loan loss experience on the underlying securitized loans could exceed any credit enhancement, subjecting us to risk of loss.

Our expansion into mortgage loan origination may not be successful.

•	We rely on third-party providers who specialize in the underwriting, processing, servicing and closing of mortgage loans. We are dependent upon the availability and quality of the performance of such providers and we cannot guarantee that they will successfully perform the services for which we engage them.

•	As a mortgage lender, we are subject to changes in consumer and real estate-related laws and regulations that could subject us to lawsuits or adversely affect our profitability or ability to remain competitive.

•	We must comply with the applicable licensing and other regulatory requirements of each jurisdiction in which we are authorized to lend. We are subject to examination by each such jurisdiction, and if it is determined that we are not in compliance with the applicable requirements, we may be fined and our license to lend may be suspended or revoked.

•	We are competing for mortgage loans against much larger, better-known mortgage originators that could affect our ability to acquire or originate ARM assets at attractive yields and spreads.

•	ARM assets may not always be readily available for purchase or origination in the marketplace at attractive yields because their availability is somewhat dependent on the relationship between 30-year fixed rate mortgage rates and ARM rates.

Our REIT tax status creates certain risks.

•	The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Even though we currently exceed all of the requirements for qualifying, a failure to qualify as a REIT could subject our earnings to taxation at regular corporate rates, thereby reducing the amount of money available for distributions to our shareholders and for payment of principal and interest on debt securities.

•	The REIT tax rules require that we distribute the majority of our earnings as dividends, leaving us limited ability to maintain our future dividend payments if our earnings decline.

•	Because we must distribute the majority of our earnings to shareholders in the form of dividends, we have a limited amount of capital available to internally fund our growth.

•	Additionally, because we cannot retain earnings to grow, we must issue additional shares of stock to grow, which could result in the dilution of our outstanding stock and an accompanying decrease in its market price.

•	Changes in tax laws related to REIT qualifications or taxation of dividends could adversely affect us. The Jobs and Growth Tax Relief Reconciliation Act of 2003, or the “Act,” was approved by Congress on May 23, 2003, and signed by President Bush on May 28, 2003. The Act provides for a maximum 15% tax rate on certain dividends and long-term capital gains in the hands of non-corporate taxpayers through 2008. Generally, because REITs do not pay tax at the corporate level, ordinary REIT dividends are not eligible for the new rates under the Act. The new law could decrease the investment attraction of a REIT relative to that of a regular C corporation. Like most mortgage REITs, we do not expect to distribute a material amount of capital gain dividends. It is not possible to predict the effects that the new law may have on the value of our capital stock.

The loss of the Investment Company Act exemption could adversely affect us.

•	We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we were to become regulated as an investment company, we would not be able to operate as we currently do.

We are dependent on certain key personnel.

•	The loss of the services of certain officers and key employees could have an adverse effect on our operations.

Some of our directors and officers have ownership interests in the Manager, which may create conflicts of interest.

•	The Manager is entitled to receive performance-based compensation based on our annualized return on equity. Undue emphasis placed on maximization of our short-term return on equity at the expense of other criteria could result in increased risk to our long-term return on equity.

We may change our policies without shareholder approval.

•	Our Board of Directors establishes all of our operating policies, including our investment, financing and dividend policies. The Board of Directors has the ability and authority to revise or amend those policies without shareholder approval.

USE OF PROCEEDS

      Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for general corporate purposes. The primary purpose for which we will use such proceeds is the acquisition of ARM assets. We may also use the proceeds for other general corporate purposes such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

	Nine Months
	Ended		For the Years Ended December 31,
	September 30,
	2003		2002		2001		2000		1999		1998

Ratio of earnings to fixed charges	1.52	x	1.49	x	1.29	x	1.12	x	1.11	x	1.09	x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.50	x	1.45	x	1.25	x	1.09	x	1.08	x	1.06	x

      The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

DESCRIPTION OF DEBT SECURITIES

      We may offer debt securities pursuant to the Indenture and the Supplemental Indenture that we have entered into with Deutsche Bank Trust Company Americas, as trustee (included as exhibits to the registration statement of which this prospectus is a part). We may also offer debt securities pursuant to an indenture to be entered into with a different trustee named therein. Any indenture pursuant to which we issue debt securities will be qualified under and governed by the Trust Indenture Act of 1939, as amended.

      We will have the ability to issue an unlimited amount of debt securities under any indenture. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We will be able to issue debt securities from time to time and in one or more series as determined by us. In addition, we will be able to issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other. We will also have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us.

      The debt securities will be our senior and unsecured obligations. Creditors of our existing and future secured debt will have priority in right of payment over holders of the debt securities with respect to our assets that secure such indebtedness. In addition, a portion of our assets are owned through our subsidiaries which have debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, liabilities of our subsidiaries will be prior in right of payment to the debt securities with regard to the assets of those subsidiaries.

      The following is a summary of the terms and provisions included in the Indenture we entered into with Deutsche Bank Trust Company Americas, as trustee, as well as the general terms and provisions that we anticipate would be included in any other indenture pursuant to which we may offer debt securities in a prospectus supplement. A form of such other indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary does not purport to be complete or restate any such indenture in its entirety and is subject to, and qualified in its entirety by reference to, all provisions of any such indenture (and any amendments or supplements we may enter into from time to time which are permitted under any such indenture) and the specific debt securities. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as the holders of the debt securities.

General

      Each prospectus supplement will describe the following terms, as applicable, relating to the specific series of debt securities being offered:

•	the title of the securities;

•	any limit upon the aggregate principal amount of securities which may be issued;

•	the date or dates on which the securities will mature and the amounts to be paid upon maturity of the securities;

•	the rate or rates (which may be fixed or variable) at which the securities will bear interest, if any, the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any interest payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, on the securities will be payable;

•	the place or places where principal of, premium, if any, and interest, if any, on the securities will be payable;

•	any provisions regarding the right of the Company to redeem securities or of holders to require the Company to redeem securities;

•	the right, if any, of holders of the securities to convert them into stock or other securities of the Company, including any provisions intended to prevent dilution of those conversion rights;

•	any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem securities or a purchase fund which will be used to purchase securities;

•	the percentage of the principal amount of the securities which is payable if maturity of the securities is accelerated because of a default; and

•	any other terms of the securities.

Conversion or Exchange Rights

      The terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities or assets will be described in the prospectus supplement. Such conversion or exchange may be mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock, preferred stock or other securities or assets to be received by the holders of the series of debt securities would be subject to adjustment. In the absence of any such terms setting forth rights to convert or exchange the debt securities of that series into or for other securities or assets, holders of the debt securities of that series will not have any such rights.

Consolidation, Merger or Sale

      We are prohibited from consolidating with, or merging into, any other corporation or conveying, transferring or leasing all or substantially all of our assets to any person, unless such entity or person assumes all of our obligations under the indenture and the debt securities.

Events of Default Under the Indenture

      The following are events of default under the indenture with respect to any series of debt securities issued:

•	failure to pay the principal, or premium, if any, when due at maturity, upon redemption, acceleration or otherwise;

•	failure to pay interest when due and such failure continues for 30 days;

•	failure to comply with any other covenant contained in the debt securities or the indenture, and such failure continues for 60 days after we provide notice of such default to the trustee or receive notice from holders of at least 25% in principal amount of the outstanding securities of that series;

•	certain events of bankruptcy or liquidation; and

•	any other event of default provided with respect to that series of debt securities.

      If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. The trustee may withhold notice to the holders of debt securities of any default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding such notice is in the holders’ interest.

      The holders of a majority in aggregate principal amount of the then outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series or a default in respect of a covenant that cannot be modified or amended without the consent of the holders of all debt securities of that series then outstanding. Any such waiver shall cure such default or event of default.

      If an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in principal amount of the then outstanding debt securities of that series contrary directions, within 60 days after such request and offer.

      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities when due.

      We will periodically file statements with the trustee regarding our compliance with conditions and covenants in the indenture.

Amendments, Supplements and Waivers

      We and the trustee may amend or supplement the indenture without notice to or the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the rights of any holder of debt securities of any series.

      In addition, under the indenture, the rights of holders of a series of debt securities may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of any security, reduce the rate or extend the time for payment of interest on any security, reduce the principal amount of any security or premium, if any, on any security;

•	impair or affect the right of a holder to institute suit for the payment of interest, if any, principal or premium, if any, on the securities;

•	change the currency in which the securities are payable from that specified in the securities or in a supplemental indenture applicable to the securities;

•	impair the right, if any, to convert the securities into, or exchange the securities for, other securities or assets;

•	reduce the percentage of securities required to consent to an amendment, supplement or waiver;

•	reduce the amount payable upon the redemption of any security or change the time at which any security may or will be redeemed;

•	modify the provisions of any supplemental indenture with respect to subordination of the securities of a series in a manner adverse to the holders; or

•	change provisions relating to the rights of holders to waive defaults, receive payments or institute suits under the indenture.

      The holders of a majority in principal amount of the then outstanding debt securities of each series that is affected may waive compliance by us with any provision of the indenture with regard to that series of debt securities or the debt securities.

Form, Exchange, and Transfer

      Unless otherwise specified in the prospectus supplement, the debt securities of each series will be issuable only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. Unless otherwise specified, the debt securities of a series will be issuable in global form and deposited as book-entry securities with, or on behalf of, The Depository Trust Company or another depository named by us and identified in the prospectus supplement.

      At the option of the holder, subject to the limitations applicable to any global securities described in the prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the limitations applicable to any global securities described in the prospectus supplement, debt securities may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed, duly executed if so required by us or the security registrar. Unless otherwise provided in the debt securities to be transferred or exchanged, we will not charge a fee for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar for any debt securities will be named in the applicable prospectus supplement, and we may at any time designate additional co-registrars.

      If the debt securities of any series are to be redeemed, we will not be required to register transfers or exchanges of:

•	any debt securities of that series for a period of 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption; or

•	any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning the Trustee

      The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically described in the indenture and, upon an event of default under the indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to perform any duty or to exercise any of the powers given it by the indenture unless it is offered reasonable security and indemnity against any loss, liability or expense that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agent

      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities or one or more predecessor securities are registered at the close of business on the regular record date for such interest.

      Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder.

Governing Law

      Unless otherwise indicated in a prospectus supplement, the indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF EQUITY SECURITIES

General

      We may offer under this prospectus one or more of the following categories of securities: (i) shares of our common stock; (ii) shares of our preferred stock, in one or more series; (iii) warrants to purchase our common stock or preferred stock; and (iv) any combination of the foregoing, either individually or consisting of one or more of the types of securities described in clauses (i) through (iii). The terms of any specific offering of such securities will be set forth in a prospectus supplement relating to such offering.

      Our authorized capital stock consists of 499,978,000 shares of common stock, par value $0.01 per share, and 22,000 shares of Series B Cumulative Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). Pursuant to our Articles of Incorporation, as amended (the “Articles of Incorporation”), our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock, preferred stock or other stock. As of January 7, 2004, we had 74,010,973 shares of common stock outstanding and no shares of preferred stock outstanding. As of January 7, 2004, we had no stock options outstanding to purchase our common stock.

Preferred Stock Purchase Rights

      On January 25, 2001, we entered into a Shareholder Rights Agreement. The following summary of certain provisions of the Shareholder Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Shareholder Rights Agreement, as amended, which is filed as an exhibit to the registration statement, of which this prospectus is a part. Under the Shareholder Rights Agreement, one Preferred Stock Purchase Right (a “Right”) will automatically attach to each share of our common stock issued between April 6, 2001 and the Distribution Date, as defined below. In addition, each outstanding share of our common stock held by shareholders of record as of the close of business on April 6, 2001 received a dividend distribution of one Right. Each Right entitles the registered holder thereof to purchase a unit consisting of one one-thousandth of a share of the Series B Preferred Stock. Initially, the Rights are not exercisable and are attached to and trade with our common stock outstanding as of, and all common stock issued after, April 6, 2001. The Rights will separate from the common stock and become exercisable upon the earlier of (i) the close of business on the 10th calendar day following the earlier of (a) the date of the first public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 9.8% or more of our outstanding common stock (an “Acquiring Person”), or (b) the date on which we first have notice or otherwise determine that a person has become an Acquiring Person, or (ii) the close of business on the 10th business day following the commencement of a tender offer or exchange offer that would result, upon its consummation, in a person or group becoming the beneficial owner of 9.8% or more of our outstanding common stock (the earlier of (i) and (ii), the “Distribution Date”).

      The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or business combination approved by our Board of Directors because of the ability of our Board of Directors to redeem the Rights.

Common Stock

      All shares of common stock that we may offer under this prospectus will be duly authorized, fully paid and nonassessable. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Bylaws, as amended (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus is a part, and any amendments or articles supplementary to our Articles of Incorporation.

Voting. Each holder of our common stock is entitled to one vote for each share of common stock held of record on each matter submitted to a vote of shareholders of our common stock.

      Our Bylaws provide that annual meetings of our shareholders will be held each calendar year on the date determined by our Board of Directors, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or by shareholders entitled to cast at least 25% of the votes which all shareholders are entitled to cast at the meeting.

Dividends; Liquidation; Other Rights. Shareholders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. If we have a liquidation, dissolution or winding-up, shareholders of our common stock will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to any shareholders of our preferred stock. Shareholders of our common stock have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to shares of our common stock. Our Articles of Incorporation and Bylaws contain no restrictions on our repurchase of shares of our common stock.

      We have a Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”) that allows shareholders of our common stock to have their cash dividends reinvested in additional shares of our common stock. The common stock to be acquired under the DRSPP may be purchased from us at a discount from the then prevailing market price, or in the open market or in privately negotiated transactions, at our sole discretion. Shareholders also can make additional monthly cash purchases of common stock, subject to a minimum investment of $100 per month ($500 minimum initial investment for new investors) and a maximum investment of $10,000 per month, although we may waive the limitation on the maximum amount upon request, at our sole discretion.

Classification or Reclassification of Common Stock. Our Articles of Incorporation authorize our Board of Directors to classify or reclassify any unissued shares of common stock into other classes or series of shares. We believe that the power to classify or reclassify unissued shares of our common stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Prior to the issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our Articles of Incorporation to set, subject to the restrictions on ownership and transfers of our stock contained in our Articles of Incorporation, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Preferred Stock

      The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and any amendments or articles supplementary to our Articles of Incorporation, designating terms of a series of preferred stock. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of shareholders of our common stock.

      Any preferred stock that we sell pursuant to this prospectus and any supplement thereto will be a new series of preferred stock. The rights, preferences, privileges and restrictions of each new series of preferred stock will be fixed by the articles supplementary relating to such series, which will be filed as an exhibit to or incorporated by reference in the registration statement. A prospectus supplement, relating to each such series, will specify the terms of the preferred stock, as follows:

•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price of the shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	a discussion of certain material federal income tax considerations applicable to the preferred stock;

•	the relative ranking of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•	any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as a REIT.

Warrants

      We may issue warrants for the purchase of our common stock or preferred stock. Warrants may be issued independently or together with other securities offered under this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of warrants will be issued under a separate agreement to be entered into between us and a bank or trust company, as agent (the “Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates (the “Warrant Certificates”). The applicable warrant agreement and form of Warrant Certificate will be filed as exhibits to or incorporated by reference in the registration statement. The Warrant Agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants.

      If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

•	the offering price;

•	the aggregate number of securities purchasable upon exercise of such warrants, and in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

•	the designation and terms of the securities with which such warrants are being offered and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and the related securities will be transferable separately;

•	the price at which the number of securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise such warrants shall begin and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such warrants.

Restrictions on Ownership and Transfer

      To ensure that we meet the requirements for qualification as a REIT, our Articles of Incorporation prohibit anyone from owning, directly or indirectly, a number of shares of our capital stock in excess of 9.8% of the outstanding shares. Shares of capital stock not owned directly will be deemed to be owned indirectly by any person if that person is considered the beneficial owner of such shares for purposes of Rule 13(d)(3) promulgated under the Exchange Act. In addition, indirect ownership refers to constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified in Section 856(h) of the Code.

      The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., “reattribution”). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit. All certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership described above.

      Any purported transfer of shares of our capital stock that would result in an intended transferee (the “purported transferee”) owning (directly or indirectly) shares of our capital stock in excess of the 9.8% ownership limit will constitute “excess shares.” Our Board of Directors has the right to refuse to allow such transfers of excess shares to take place. Our Board of Directors also has the right to redeem the excess shares, upon at least one week’s notice to the holder of the shares, for a price equal to the closing price of shares of the same class, series or type on the NYSE on the last business day prior to the redemption date. From and after such redemption date, such shares will not be entitled to any distribution or other benefits, with the exception only of the right to payment of the redemption price for such shares.

      Any transfer of shares of our capital stock that would cause us to be disqualified as a REIT will be void to the fullest extent permitted by law, and the purported transferee will be deemed to have no interest in those shares. If the foregoing transfer restriction is determined to be void or invalid as a result of any legal decision, statute, rule or regulation, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

      At least 15 days prior to any transaction which would cause a shareholder to acquire excess shares in violation of our Articles of Incorporation or within 10 days upon the demand of our Board of Directors, such person must file an affidavit with us setting forth the information required to be reported in returns filed by shareholders under Treasury Regulation 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, upon the demand of our Board of Directors, each proposed transferee of shares of our capital stock may be required to file a statement or affidavit with us setting forth the number of shares already owned by such transferee and any related person.

      Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, our Board of Directors may, pursuant to our Articles of Incorporation, waive the 9.8% ownership limit for a purchaser of our stock who has provided the Board with evidence and assurances that our qualification as a REIT will not be jeopardized. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

      The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

      Our Bylaws provide for a staggered Board of Directors of between three and twelve directors divided into three classes, with terms of three years each. In order for us to qualify as a REIT, a majority of our directors must be independent. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, is as follows:

Class I	4 Directors	Expires 2004
Class II	4 Directors	Expires 2005
Class III	4 Directors	Expires 2006

      At each annual meeting of our shareholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A staggered Board of Directors may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our shareholders may consider desirable. In addition, a staggered Board of Directors could prevent shareholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years.

      Our Bylaws provide that any vacancy on our Board of Directors may be filled by a majority vote of the remaining directors. Any individual so elected director will hold office for the remaining term of the director that he or she is succeeding. Our Bylaws provide that a director may be removed with or without cause at any shareholder meeting upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

Indemnification

      Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Limitation of Liability

      The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

Maryland Business Combination Statute

      The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested shareholders” unless exemptions are applicable. An interested shareholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of ours who, at any time within the two-year period prior to the date on which interested shareholder status is determined, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested shareholder unless the Board of Directors approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires payment of a fair price to shareholders to be determined as set forth in the statute or a supermajority shareholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

      The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our Board of Directors even if such a transaction would be beneficial to shareholders.

Maryland Control Share Acquisition Statute

      The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a shareholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the “control shares” voting rights. “Control shares” are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise at least 10% of the voting power in electing directors. Control shares do not include shares of stock that the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay expenses) may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders’ meeting.

      If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or

•	any meeting where shareholders considered and did not approve voting rights of the control shares.

      If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that shareholders would be able to redeem shares of our stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

      The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

      The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Transfer Agent and Registrar

      American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our stock. Its telephone number is (800) 937-5449 (toll-free) or (718) 921-8200, ext. 6820 (customer service).

FEDERAL INCOME TAX CONSIDERATIONS

      Based on various assumptions and factual representations that we have made regarding our operations, in the opinion of our prior counsel, commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification as a REIT under the Code. In the opinion of Dechert LLP, our counsel, we are organized in conformity with the requirements for qualification as a REIT under the Code, and, we believe, our method of operating will continue to enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Our counsel will not review our operations, and we cannot give any assurance that actual operations will meet these requirements. The opinion of our counsel is based upon existing law, U.S. Department of Treasury regulations, currently published administrative positions of the Internal Revenue Service (the “Service”) and judicial decisions, all of which are subject to change either prospectively or retroactively. The opinion of our counsel is not binding on the Service or any court.

      The following discusses the material federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our securities. This discussion pertains only to Thornburg Mortgage, Inc., our qualified REIT subsidiaries and our shareholders and not to any taxable REIT subsidiaries, which operate as taxable entities. This summary deals only with securities held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to individual investors or entities subject to special tax rules, such as:

•	dealers or traders in securities;

•	financial institutions;

•	insurance companies;

•	shareholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	shareholders whose functional currency is not the United States dollar;

•	tax-exempt organizations; or

•	foreign taxpayers.

      This discussion is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus that are subject to changes occurring after that date. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below. We cannot give any assurance that the conclusions set out below would be sustained by a court if challenged by the Service.

      The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of our common stock. In brief, if detailed conditions imposed by the Code are met, an entity (a) that invests primarily in real estate assets, including mortgage loans, (b) that elects to be a REIT, and (c) that otherwise would be taxed as a corporation with limited exceptions, is not taxed at the corporate level on its taxable income that is currently distributed to its shareholders. This treatment eliminates most of the “double taxation” at the corporate level and then again at the shareholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its shareholders.

      We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

General

      We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ending on December 31, 1993, and we plan to continue to meet the requirements for taxation as a REIT. Based on existing law, we have operated in a manner consistent with our qualifying as a REIT under the Code and we believe that our organization and method of operation are such as to enable us to so qualify for this year and subsequent years.

      There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and our shareholders will be subject to tax in the same manner as shareholders of regular domestic corporations. In that event, we may be subject to a substantial income tax liability with respect to each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our shareholders could be significantly reduced or eliminated. See “Failure to Qualify” below.

REIT Qualification Requirements

      The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

Stock Ownership Requirements. We must meet the following stock ownership requirements:

•	Our capital stock must be transferable;

•	Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

•	No more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

      Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. These stock ownership requirements must be satisfied in each taxable year. Our Articles of Incorporation impose restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

Asset Requirements. We generally must meet the following asset requirements at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must be “qualified REIT assets” (described below), government securities, cash and cash items;

•	No more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries (described below); and

•	Except for securities that are qualified REIT assets, securities in a Taxable REIT Subsidiary or “qualified REIT subsidiary,” and certain partnership interests and debt obligations:

•	No more than 5% of the value of our total assets may be securities of any one issuer;

•	We may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

•	We may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

      “Qualified REIT assets” generally include (among other assets) interests in mortgages on real property including the ARM assets that we acquire and hold, ownership interests in real property and shares in other REITs.

      A “Taxable REIT Subsidiary” is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT Subsidiary. A Taxable REIT Subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code provides for a penalty on a REIT that imposes charges in excess of the arm’s length price in connection with contractual arrangements between a Taxable REIT Subsidiary and the parent REIT.

      If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

Gross Income Requirements. We generally must meet the following gross income requirements for each taxable year:

•	At least 75% of our gross income must be derived from real estate sources, including interest income from mortgage loans, gain from the disposition of qualified REIT assets, and “qualified temporary investment income” (generally, income we earn from investing new capital in nonreal estate assets, provided we received that income within one year of acquiring such new capital); and

•	At least 95% of our gross income for each taxable year must be derived from sources of income, including the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge variable rate debt incurred to acquire qualified REIT assets) not held for sale in the ordinary course of business.

      The investments that we make and intend to make will give rise primarily to mortgage interest qualifying under the 75% of income test.

      In order to help ensure compliance with the 95% of income test and the 75% of income test, we intend to limit substantially all of the assets that we acquire, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. Our policy to maintain our REIT status may limit the type of assets, including hedging contracts, that we otherwise might acquire.

Distribution Requirements. We must distribute to our shareholders on a pro rata basis each year an amount equal to:

•	90% of our taxable income before deduction of dividends paid and excluding net capital gain, plus

•	90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less

•	any “excess noncash income.”

      We intend to make distributions to our shareholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

      If we fail to meet the 90% distribution test as a result of an adjustment to tax returns by the Service, by following certain requirements set forth in the Code, we may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. We generally distribute dividends equal to 100% of our taxable income to eliminate corporate level tax. As to our net capital gains, rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.

      A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of:

•	85% of our “ordinary income,”

•	95% of our capital gain net income, and

•	income not distributed in earlier years.

Failure to Qualify

      If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, thereby reducing our after-tax cash available for dividend distribution. If we are not a REIT, the Code would not require us to make distributions. If we fail to meet the requirements described above, we will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	We did not willfully fail to file a timely return with respect to the termination taxable year;

•	Inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	We establish that failure to meet requirements was due to reasonable cause and not willful neglect.

      We may also voluntarily revoke our election, although we have no intention of doing so, in which event we will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

      We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation of Thornburg Mortgage, Inc.

      In each year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our shareholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

      Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

•	If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

•	We will be subject to a tax of 100% on net income derived from any “prohibited transaction” which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

•	If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

•	If we acquire a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.

•	We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

•	Any taxable REIT subsidiary of ours will be subject to taxation on net income and will make distributions to us as its shareholder only on after-tax income.

Taxation of Shareholders

      Unless you are a tax-exempt entity, distributions that we make to you, including distributions reinvested through our dividend reinvestment plan, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction, as long as our REIT election is in effect.

      Distributions that we designate as capital gain dividends generally will be taxable in your hands as long term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have and would be treated as unrelated business income for tax-exempt entity shareholders. (See the discussions under the captions “Taxation of Tax-Exempt Entities” or “Foreign Shareholders.”) We have consistently avoided, and intend to continue avoiding, the recognition of excess inclusion income. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

      Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid them and you had received them on December 31st of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

      If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long term capital loss to the extent of (1) any long term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long term capital gains that we retain (see the discussion under the caption “Distribution Requirements”).

      If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

•	we will not be allowed to designate any distributions as capital gain dividends;

•	distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

•	the excess inclusion income rules will not apply to you; and

•	you will not receive any share of our tax preference items.

      In the event that we ceased to be a REIT, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding

      For each calendar year, we will report to our domestic shareholders and to the Service the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

•	are a corporation or come within another exempt category and demonstrate this fact when required; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

      A domestic shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the Service.

      Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your federal income tax liability, provided you furnish the required information to the Service.

Taxation of Tax-Exempt Entities

      Our stock is eligible for purchase by tax-exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and individual retirement accounts, because we do not generate unrelated business income taxable to those types of entities.

      The discussion under this heading only applies to you if you are a tax-exempt entity. In general, a tax-exempt entity that is a shareholder of our stock is not subject to tax on distributions. We have consistently avoided, and intend to continue to avoid, recognition of income that could cause an investment in our stock to generate unrelated business income for tax-exempt investors. The Service has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Any indebtedness that we incurred in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a shareholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of our stock, a portion of the dividends on such stock could be treated as unrelated trade or business income. Our charter generally prohibits the ownership of more than 9.8% of our stock by any one owner; therefore, we do not expect that any one pension or profit-sharing trust will acquire more than 10% of our stock.

      For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our stock or securities will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Shareholders

      The preceding discussion does not address the federal income tax consequences to foreign shareholders, nonresident aliens and foreign corporations as defined in the Code, of an investment in our stock. In general, foreign shareholders will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of our stock. Foreign shareholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of our stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign shareholders. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign shareholders at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign shareholder’s country or unless the shares are held in connection with the foreign shareholder’s U.S. business. Any income that a foreign shareholder recognized from an investment in our shares would not be eligible for reduced withholding to the extent that such income were treated as excess inclusion income. A foreign shareholder eligible for reduction or elimination of withholding must file an appropriate form with us (or the appropriate withholding agent) in order to claim such treatment.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock. In general, a non-pro rata redemption of preferred stock from a shareholder who owns only preferred stock is treated as a sale or exchange and not a dividend. As a result, such shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be attributable as a dividend to the extent of our current and accumulated earnings and profits, and (2) the holder’s adjusted basis in the shares of the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the preferred stock have been held as a capital asset, and will be long term gain or loss if such shares have been held for more than one year.

Conversion of Preferred Stock into Common Stock. In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a shareholder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the shareholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A shareholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the shareholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a shareholder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

Adjustments to Conversion Price. Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the shareholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a shareholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

      Upon the exercise of a warrant, a shareholder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such shareholder’s warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the shareholder held the warrant.

      Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Holders of Debt Securities

      As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source;

•	a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust; or

•	certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder.

U.S. Holders

Payments of Interest. In general, interest on a debt securities will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed or qualifying floating rate), such holder might be required to recognize additional interest as “original issue discount” over the term of the instrument.

Sale, Retirement or Other Taxable Disposition. In general, a U.S. Holder of a debt security will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt security in an amount equal to the difference between:

•	the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income); and

•	the U.S. Holder’s adjusted tax basis in such debt security.

      A U.S. Holder’s tax basis in a debt security generally will be equal to the price paid for such debt security. A U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the debt security for more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at a rate not to exceed 15%, whereas short-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation’s holding period. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells a debt security between record dates for payments of distributions will be required to include accrued but unpaid interest or original issue discount on the debt security through the date of disposition as ordinary income and to add the amount of the original issue discount to its adjusted tax basis in the debt security.

Non-U.S. Holders

      A Non-U.S. Holder will not be subject to United States federal income or withholding tax on payments of principal, premium (if any) or interest (including original issue discount, if any) on a debt security if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a controlled foreign corporation related to us. If this exemption does not apply, such interest will be subject to a 30% gross withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder, or the “Withholding Agent,” must have received, before payment, a statement that:

•	is signed by the Non-U.S. Holder under penalties of perjury;

•	certifies that the Non-U.S. Holder is not a U.S. Holder; and

•	provides the name and address of the Non-U.S. Holder.

      The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

      In addition, a Non-U.S. Holder generally will not be subject to Federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a debt security, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

      If interest and other payments received by a Non-U.S. Holder with respect to the debt securities (including proceeds from a sale, retirement or other disposition of the debt securities) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder’s ownership of the debt securities), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the “branch profits tax” if such holder is a corporation.

      The value of a debt security will not be includable in the estate of an individual Non-U.S. Holder unless the individual owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of such individual’s death, payments in respect of the debt security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

State and Local Taxes

      We are subject to state or local taxation in various jurisdictions, including those in which we transact business. Our shareholders are subject to state and local taxation in the jurisdiction in which they reside. The state and local tax treatment that applies to us and our shareholders may not conform to the federal income tax considerations discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

PLAN OF DISTRIBUTION

      We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time include Cantor Fitzgerald & Co. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

      Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

      Shares may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales at-the-market to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

      Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the securities that they realize may be deemed to be underwriting discounts and commissions.

      Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

      In connection with the offering of the securities hereby, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

      The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

      Our common stock is listed on the NYSE under the symbol “TMA.” Any shares of common stock sold pursuant to this prospectus, and any supplement thereto, will be listed on the NYSE, subject to official notice of issuance. Any other securities that we sell pursuant to this prospectus, and any supplement thereto, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of or trading market for any securities that we sell, other than our common stock. We estimate that our expenses in connection with this offering, excluding commissions, will be approximately $467,400.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the securities offered hereby is being passed upon for us by Dechert LLP. The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by Dechert LLP. This opinion is subject to various assumptions and is based on current tax law. Michael Jeffers, our Secretary, is counsel to that firm and, as of January 7, 2004, owns 51,572 shares of our common stock, dividend equivalent rights for 63,671 shares, phantom stock rights for 26,288 shares, and owns a 1% equity interest of the Manager.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC in the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. This material can also be obtained from the SEC’s website at www.sec.gov. All reports, proxy statements and other information that we file with the NYSE are also available at the offices of the NYSE (please call (212) 656-5060 for further information) or by visiting our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus or any accompanying prospectus supplement.

      We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC under the Exchange Act and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and September 30, 2003;

•	Our Quarterly Report on Form 10-Q/A (Amendment No. 2) for the quarter ended June 30, 2003;

•	Our Current Reports on Form 8-K filed on February 7, 2003, May 2, 2003, May 28, 2003, May 28, 2003, August 1, 2003, November 18, 2003 and December 11, 2003;

•	Our Definitive Proxy Statement filed on March 20, 2003.

•	The descriptions of our common stock and Series B Preferred Stock included in our registration statements on Form 8-A, as amended.

      Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

      Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

      You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900 or by visiting our website at www.thornburgmortgage.com.